EXHIBIT 10.15

March 20, 1998



Mr. Thomas M. Mishoe, Jr.
Chief Financial Officer
Eskimo Pie Corporation
901 Moorefield Park Drive
Richmond, VA  23235

Dear Tom:

On behalf of Crestar Bank (the "Bank"), I am pleased to advise you that the Bank has approved the request of Eskimo Pie Corporation (the "Company"), to waive the covenant default for the quarter ending December 31, 1997, under the existing Letter Agreement and to reinstate the line of credit for the purposes and subject to the terms and conditions set forth below.

1. AMOUNT AND PURPOSE. Upon acceptance of this letter, the Bank will provide a revolving line of credit of $10,000,000 to the Company for general corporate purposes. Advances under the line will be evidenced by the Company's master note in the amount of the line.

2. REPAYMENT. All loans shall be payable no later than the expiration date of this line of credit.

3. INTEREST. Interest shall be computed on the aggregate unpaid principal balance of the loans from time to time outstanding at a rate equal to the Bank's overnight Money Market Rate plus .75% on the basis of a 360-day year for the actual number of days elapsed. The interest rate will be changed on the same day a change occurs in the rate. Accrued interest shall be billed or debited monthly.

4. GUARANTY. All advances shall be guaranteed, by all present and future subsidiaries of the Company.

5. COMMITMENT FEE. The Company agrees to pay the Bank a non-refundable commitment fee of .25% per annum on the unused amount of the commitment payable quarterly in arrears.

6. EXPIRATION OF LINE. Unless extended in writing at the sole option of the Bank, the line of credit shall expire on April 30, 2000.

7.      GENERAL AND SPECIAL CONDITIONS.

        A) CAPITAL EXPENDITURES. Without the prior consent of the Bank, annual capital expenditures for fixed assets as defined by generally accepted accounting principles known as GAAP of the Company during the term of this line of credit shall be limited to $1,750,000.

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        B)  ADDITIONAL DEBT. The Company shall not incur or assume more than
            $7,000,000 of additional debt for borrowed funds in excess of the amounts or facilities already existing as of December 31, 1997, without the prior written consent of the Bank.

        C) MINIMUM SHAREHOLDERS' EQUITY. The Company shall, at its fiscal year ending December 31, 1996, and at all times thereafter, maintain shareholders' equity, as defined by GAAP, of not less than $20,500,000 plus an amount equal to 50% of the Company's positive net income after taxes determined in accordance with GAAP.

        D) MAXIMUM LEVERAGE RATIO. The Company shall, at all times, maintain a ratio of Total Liabilities to Net Worth not to exceed 1.25 to 1.00.

        E) MINIMUM CASH COVERAGE RATIO. Cash Coverage Ratio is defined as Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") less CAPEX divided by the sum of interest expense plus principal payments (principal payments refers to required repayments of long-term debt and/or capital leases but does not include borrowings under the line of credit contemplated by this note). For the fiscal period ending March 31, 1998 (covering 3 months), the Company shall maintain a minimum Cash Coverage Ratio of 1.0; for the fiscal periods ending June 30, 1998 (covering 6 months) and September 30, 1998 (covering 9 months), the Company shall maintain a minimum Cash Coverage Ratio of 1.3; and for the fiscal period ending December 31, 1998, and all fiscal periods thereafter, the Company shall maintain a minimum Cash Coverage Ratio (on rolling 4 quarter basis) of 1.5.

        F) LOAN DOCUMENTS. The line will be governed by this letter agreement and by the other loan documents required by the Bank, including the master note, guarantees, and corporate borrowing resolution. All loan documents must be in form and substance satisfactory to the Bank.

        G) EXPENSES. The Company shall pay all of the Bank's out-of-pocket expenses, including all filing fees and all fees and expenses of the Bank's counsel, in connection with the making of loans from acceptance of this commitment.

        H) FINANCIAL STATEMENTS. The Company must furnish to the Bank (1) within 90 days after the end of its fiscal year, a copy of its audited financial statements containing the unqualified report of its independent certified public accountants; (2) within 60 days after the end of each of its fiscal quarters, a copy if its interim quarterly financial statements in form satisfactory to the Bank; and
            (3) such other information as the Bank may from time to time request.

        I) NEGATIVE PLEDGE. The loans will be unsecured, but the Company hereby agrees not to pledge any of its assets to secure future indebtedness without the prior written consent of the Bank. This condition is not meant to apply to liens existing on the date hereof and disclosed in writing to the Bank, liens arising through the ordinary course of business, statutory liens or liens arising by operation of law so long as such liens are either inchoate or being contested in good faith.
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8.      NON-ASSIGNABILITY.  The Commitment is personal to Eskimo Pie Corporation and is not assignable by operation of law or otherwise, and any assignment shall be null and void and of no force and effect.

9. GOVERNING LAW. This commitment shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal laws.

10. EVENTS OF DEFAULT. Those outlined in Crestar Bank's standard commercial note form and failure of the borrower to comply with any term of any agreement with Crestar Bank or its other existing lenders.

Should you have any questions, please do not hesitate to call me at 782-5449. Otherwise, if the terms and conditions of this letter are satisfactory, please signify your acceptance by signing and returning the enclosed copy of this letter no later than March 31, 1998, when this commitment will otherwise expire.

We appreciate this opportunity to work with you and wish you continued success.

Sincerely yours,

CRESTAR BANK

By: /s/ T. Patrick Collins
    ----------------------
        T. Patrick Collins
        Vice President

Accepted and agreed to this 20th day
of March, 1998



By:    Thomas M. Mishoe, Jr.
       ---------------------
Title: Thomas M. Mishoe, Jr.
       CFO, VP, Treasurer and Corporate Secretary